Exhibit 10.3

MODIFICATION NO. 2 TO LOAN AND SECURITY AGREEMENT

This Modification No. 2 to Loan and Security Agreement (“Second Modification”) is executed as of April 30, 2014 (the “Second Modification Effective Date”), by and among Partners for Growth III, L.P., a Delaware limited partnership corporation (“PFG”) with its principal place of business at 150 Pacific Avenue, San Francisco, California 94111, and each of Advanced Photonix, Inc., a Delaware corporation (“API”) and Picometrix, LLC, a Delaware limited liability company (“Picometrix”), each with its principal place of business at 2925 Boardwalk, Ann Arbor, MI 48104 (individually and collectively, jointly and severally, “Borrower”).

RECITALS

A.           PFG and Borrower have entered into that certain Loan and Security Agreement, dated as of February 8, 2013 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”), pursuant to which PFG has made available to Borrower, among other credit accommodations, a term loan in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000).

B.           PFG and Borrower entered into that certain Forbearance Agreement dated as of February 10, 2014 (the “Forbearance”) to address a Borrower financial covenant default under Section 5 of the Schedule to the Loan Agreement, and the Forbearance Period under the Forbearance expired on the Prior Modification Effective Date (as defined below).

C.           PFG and Borrower entered into that certain Waiver and Modification dated March 5, 2014 (the “Prior Modification Effective Date” and such Waiver and Modification, the “Prior Modification”) to permit a waiver of past defaults and to temporally reset financial covenants.

D.           Borrower believes it may be unable to comply with the Liquidity Ratio financial covenant for the period ending March 31, 2014.

E.           PFG is willing to reset the Liquidity Ratio financial covenant thresholds and otherwise modify the Loan Agreement as set forth herein;

NOW THEREFORE, in consideration of the agreements and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other Obligations and indebtedness which may be owing by Borrower to PFG, Borrower is indebted to PFG pursuant to, among other documents, the Loan Agreement.  The Loan Agreement provides for a term loan in the principal amount of $2,500,000, of which $1,666,667 in principal amount (the “Loan”) is outstanding on the date hereof.  Defined terms used but not otherwise defined herein shall have the same meanings set forth in the Loan Agreement.

2.            DESCRIPTION OF COLLATERAL. Repayment of Obligations is secured by the Collateral, as described in the Loan Agreement and in the Intellectual Property Security Agreement and Collateral Agreements and Notices of even date with the Loan Agreement (the “IP Security Agreements”). Hereinafter, the above-described Loan Agreement, IP Security Agreements, Cross Corporate Continuing Guaranty and Security Agreement and Representations and Warranties, together with all other documents securing repayment of the Indebtedness or otherwise executed in connection with the Loan Agreement shall be referred to as the "Existing Loan Documents".

3.             MODIFICATIONS TO LOAN AGREEMENT.

3.1           Liquidity. As from the Second Modification Effective Date, the required Liquidity Ratio set forth in Section 5 of the Schedule to the Loan Agreement for the months of March 2014, April 2014 and May 2014 shall be amended to read “1.30 to 1.00”, and the required Liquidity Ratio for the month of June 2014 and each month thereafter shall be “2.00 to 1.00”.

3.2           Compliance Certificate. The Compliance Certificate is amended to reflect the modifications set forth in Sections 3.1 and 3.3, for so long as such modifications are in effect.

3.3           EBITDA.  The Minimum EBITDA financial covenant set forth in Section 5 of the Schedule to the Loan Agreement which read, prior to the Second Modification Effective Date (based on modifications made in the Prior Modification) as follows:

Minimum EBITDA:	Borrower shall maintain EBITDA measured monthly on a rolling (trailing) three-month basis for the month ending the date set forth below and each of the immediately prior two months ending on the last day of each such month, of not less than the amounts set forth in the table below for the each of the monthly periods specified with the date ranges below:

Month Ending	Min EBITDA
February 28, 2014	($1,200,000)
March 31, 2014	($800,000)
April 30, 2014	($600,000)
May 31, 2014	$1.00
June 30, 2014 through the Maturity Date	To be agreed upon by Borrowers and PFG, based on Board approved plan, but no rolling 3 month period to be set lower than levels set with the Senior Lender, assuming the Senior Lender extends its line of credit beyond maturity date specified in the Senior Loan Documents as at February 28, 2014.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) non-cash stock compensation, plus (e) income tax expense, plus (f) other non-cash items including intangible asset write-offs, plus (g) non-cash warrant liability expenses, plus (h) the sum of Loan Modification Fees (only) charged by PFG and Lender in connection with the loan modifications consummated on or about the Modification Effective Date, in each case to the extent such items have been deducted from the calculation of Net Income or less non-cash warrant liability income to the extent added to the calculation of Net Income.

shall be amended to read as from the Second Modification Effective Date as follows:

Minimum EBITDA:
Borrower shall maintain EBITDA measured monthly on a rolling (trailing) three-month basis for the month ending the date set forth below and each of the immediately prior two months ending on the last day of each such month, of not less than the amounts set forth in the table below for the each of the monthly periods specified with the date ranges below:

Month Ending	Min EBITDA
May 31, 2014	($250,000)
June 30, 2014	($250,000)
July 31, 2014	$1.00
August 30, 2014 through the Maturity Date	To be agreed upon by Borrowers and PFG, based on Board approved plan, but no less than July 2014 threshold.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) non-cash stock compensation, plus (e) income tax expense, plus (f) other non-cash items including intangible asset write-offs, plus (g) non-cash warrant liability expenses, plus (h) the sum of modification and success fees (only) charged by PFG and the Senior Lender in connection with the Prior Modification, the Second Modification, and the corresponding amendments to the credit facilities between Borrower and the Senior Lender, in each case to the extent such items have been deducted from the calculation of Net Income or less non-cash warrant liability income to the extent added to the calculation of Net Income.”

“Net Income” means, as calculated on a consolidated basis for Borrowers and their Subsidiaries, if any, for any period as at any date of determination, the net profit (or loss), after provision for taxes for such period taken as a single accounting period.

If at any time there is no Senior Lender, as defined, PFG will work with Borrower and provide new Financial Covenants that are in substance roughly equivalent to the aforesaid.

4.           PAYMENT OF FEES AND EXPENSES.  Borrower shall pay to PFG its reasonable out-of-pocket fees and expenses in connection with this Second Modification.

5.           RATIFICATION OF EXISTING LOAN DOCUMENTS.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of each of the Existing Loan Documents, as amended, to which it is a party.

6.           REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants that:

(a)          immediately upon execution of this Second Modification and assuming Borrower's satisfaction of the conditions set forth in Section 10 hereof (i) the representations and warranties contained in the Existing Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Default or Event of Default has occurred and is continuing or would result from the performance of the Existing Loan Documents as modified hereby;

(b)         Borrower has the corporate power and authority to execute and deliver this Second Modification and to perform its Obligations under the Existing Loan Documents, as amended by this Second Modification, and the person(s) executing this Second Modification on behalf of Borrower are duly empowered to do so;

(c)         the articles of incorporation and other formation and organizational documents of Borrower provided to PFG on the date of the Loan Agreement remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect or, if any such documents have been amended, supplemented or restated or are no longer true, accurate and complete, Borrower shall provide true, complete, correct and current versions of such documents as additional conditions to this Second Modification under Section 10;

(d)         the execution and delivery by Borrower of this Second Modification and the performance by Borrower of its Obligations under the Loan Agreement have been duly authorized by all necessary corporate action on the part of Borrower;

(e)          this Second Modification has been duly executed and delivered by Borrower and (i) constitutes the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and (ii) does not conflict with any law or regulation or judgment or the organizational documents of Borrower, or any agreement or document to which Borrower is a party or which is binding upon it or any of this assets; and (iii) does not require any authorization, approval, consent, licence or registration in any jurisdiction for its execution, performance, validity or enforceability;

(f)          Borrower acknowledges that PFG has acted in good faith and has conducted in a commercially reasonable manner its relationship with Borrower in connection with this Second Modification and in connection with the Existing Loan Documents;

(g)         the IP Security Agreements disclose an accurate, complete and current listing of all Collateral that consists of Intellectual Property (as defined in said IP Security Agreement) or Borrower has included revised and updated Intellectual Property schedules as part of an update to the Representations required in Section 10.3 of this Second Modification; and

(h)         Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in the Representations as last delivered to PFG, and acknowledges, confirms and agrees the disclosures and information contained therein have not changed in any Non-Trivial respect as of the date hereof, or, if the Representations require additional disclosure in order to be true, accurate and complete in all Non-Trivial respects as of the date hereof, Borrower shall have provided the update to the Representations required in Section 10.3.

Borrower understands and acknowledges that PFG is entering into this Second Modification in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

7.              NO DEFENSES.  Borrower agrees that, as of the date hereof, it has no defenses against its legal obligation to pay any and all Obligations.

8.             CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the Loan Agreement, PFG is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents, including as to its proper authorization and execution by Borrower.  Except as expressly modified pursuant to this Second Modification, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  PFG's agreement to modify the Loan Agreement pursuant to this Second Modification in no way shall obligate PFG to make any future consents, waivers or modifications to the Obligations.  Nothing in this Second Modification shall constitute a satisfaction of the Obligations or a waiver of any default under the Existing Loan Documents.  It is the intention of PFG and Borrower to retain as liable parties all makers and guarantors of Obligations under the Existing Loan Documents.  Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Second Modification.  The terms of this paragraph apply not only to this Second Modification, but also to all subsequent loan modification agreements.

9.            SUCCESS FEE. Commencing with the month of May 2014 (reported in June 2014) and continuing monthly to the Maturity Date, Borrower shall pay PFG a fee equal to $20,000 (the “Success Fee”) for each reporting month for which Borrower, as measured on and as of the last day of such month has failed to meet or exceed a Liquidity Ratio (as defined in the Loan Agreement) of 2.00 to 1.00. The Success Fee is in addition to all other fees payable by Borrower under the Loan Agreement (including prepayment fees), the Forbearance and the Prior Modification. The Success Fee shall be initially payable on the earlier to occur of Borrower’s Liquidity Ratio exceeding 2.00 to 1.00 and July 31, 2014.

10.           CONDITIONS.  The effectiveness of this Second Modification is conditioned the following (whether satisfied on or before the Second Modification Effective Date or thereafter, if performance is specified to occur after the Second Modification Effective Date:

10.1           Execution and Delivery.  Borrower and Guarantor shall have duly executed and delivered a counterpart of this Second Modification to PFG on or before April 30, 2014.

10.2           Payment of PFG Expenses.  Borrower shall pay upon invoice all PFG Expenses (including all reasonable attorneys’ fees and expenses) incurred in connection with this Second Modification.

10.3           Updates to Borrower Information. If required to render the Representations as last delivered to PFG true, correct, accurate and complete as of the date hereof, Borrower shall have delivered to PFG true and current information and versions of such documents.

10.4           Loan Modification Fee. Borrower shall have paid PFG a fee equal to $10,000 on or before the Second Modification Effective Date.

10.5           Constitutional and Authority Documents. To the extent the same may have been modified or superseded or are no longer accurate since the date of the Loan Agreement, PFG shall have received copies, certified by a duly authorized officer of each Borrower, to be true and complete as of the date hereof, of each of (i) the governing documents of each Borrower as in effect on the date hereof, (ii) any necessary resolutions of each Borrower authorizing the execution and delivery of this Second Modification, the other documents executed in connection herewith and each Borrower’s performance of all of the transactions contemplated hereby, and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of each Borrower.

10.6           Additional Fee Under Prior Modification. Borrower shall have paid, when due, the Additional Fee set forth in Section 11 of the Prior Modification.

10.7           Payment of Success Fee. Borrower shall have paid, as and when due, the Success Fee specified in Section 9.

For the avoidance of doubt, the failure of any of the conditions set forth in this Section 10, unless waived by PFG in its sole discretion, shall, inter alia, automatically revert the Liquidity Ratio   financial covenant thresholds referred to in Section 3.1 hereof to the levels set in the Prior Modification and otherwise constitute an Event of Default for which, notwithstanding anything to the contrary set forth in the Loan Agreement, as amended, the cure period for payment defaults shall be one (1) Business Day and for non-monetary Obligation defaults, shall be five (5) Business Days.

11.         RELEASE.  Each Borrower and each Guarantor (each, a “Releasor”) hereby forever relieves, releases, and discharges PFG and each of its present or former employees, officers, directors, agents, representatives, attorneys (the “Indemnitees”), from any and all possible claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Second Modification, which any Releasor or any of their respective partners, members, officers, agents or employees may now or hereafter have against the Indemnitees, if any, and irrespective of whether any of the foregoing arise out of contract, tort, violation of laws or regulations or otherwise, breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, violation of any federal or state securities or Blue Sky laws or regulations, conflict of interest, negligence, bad faith, malpractice, violations of the racketeer Influenced and Corrupt Organizations Act, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortuous interference with corporate governance or prospective business advantage, deceptive trade practices, libel, slander, conspiracy or any claim relating to the Existing Loan Documents or the transactions contemplated therein (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner connected with or related to the Existing Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.  In furtherance of this release, each Releasor expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims which the creditor does not know or expect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” By entering into this release, each Releasor recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of each Releasor hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if any Releasor should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, no Releasor shall be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances. Each Releasor acknowledges that it is not relying upon and has not relied upon any representation or statement made by PFG with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights. This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Each Releasor acknowledges that the release contained herein constitutes a material inducement to PFG to enter into this Second Modification, and that PFG would not have done so but for PFG’s expectation that such release is valid and enforceable in all events.  Each Releasor hereby represents and warrants to PFG, and PFG is relying thereon, as follows: (i) except as expressly stated in this Second Modification, neither PFG nor any agent, employee or representative of PFG has made any statement or representation to any Releasor regarding any fact relied upon by any Releasor in entering into this Second Modification ; (ii) each Releasor has made such investigation of the facts pertaining to this Second Modification and all of the matters appertaining thereto, as it deems necessary; (iii) the terms of this Second Modification are contractual and not a mere recital; (iv) this Second Modification has been carefully read by each Releasor, the contents hereof are known and understood by each Releasor, and this Second Modification is signed freely, and without duress, by each Releasor; (v) each Releasor represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify PFG, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

12.           MISCELLANEOUS.  The quotation marks around modified clauses set forth herein and any differing font styles, if any, in which such clauses are presented herein are for ease of reading only and shall be ignored for purposes of construing and interpreting this Second Modification. The Recitals to this Second Modification are expressly incorporated by reference herein.

13.           INTEGRATION; CONSTRUCTION.  This Second Modification, the Prior Modification, the Forbearance and the Loan Documents and any documents executed in connection herewith or therewith or pursuant hereto or thereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Second Modification; except that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect. The title of this Second Modification, section headings and quotation marks around amended provisions are for the readers’ convenience only and shall be ignored for purposes of integration into the Loan Agreement. This Modification shall be deemed effective as against any and all Borrower parties that execute and deliver this Forbearance, and the failure of any such Borrower to so execute and deliver shall not affect the enforceability of this Second Modification against each Borrower party that does. Each party hereto has been represented by counsel of their choosing and any claim, defense or rule of construction to the effect that this Second Modification or any other Loan Document should be construed against any party shall not apply and is expressly disclaimed.

14.           INCORPORATION OF PROVISIONS. The provisions of Section 8 of the Loan Agreement are incorporated by reference herein and made applicable to this Second Modification.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Second Modification to be executed and delivered as of the Second Modification Effective Date.

Borrower: ADVANCED PHOTONIX, INC.		PFG: PARTNERS FOR GROWTH III, L.P.

By		By
President or Vice President
Name:
By
	Secretary or Ass't Secretary	Title: Manager, Partners for Growth III, LLC Its General Partner

Borrower:

PICOMETRIX, LLC

By
President

Name
Richard D. Kurtz